Exhibit 99.1

CleanCore Solutions Reports Fiscal First Quarter 2026 Financial
Results and Provides Update on its DOGE Treasury Strategy

Omaha, NE, November 13, 2025 - CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), today announced its financial results for the fiscal first quarter ended September 30, 2025 (“Q1 2026”), and is providing an update on its DOGE treasury strategy.

“During the fiscal first quarter 2026 we executed on our vision to establish the world’s first Dogecoin Treasury,” said Clayton Adams, Chief Executive Officer of CleanCore. “We have continued to grow our DOGE holdings in a disciplined manner as we advance toward our longer-term objective of acquiring up to 5% of Dogecoin’s circulating supply. Beyond accumulation, our focus has been on expanding Dogecoin’s real-world utility through payments, remittances, and integrations within the global sports and entertainment ecosystem. We believe that by combining professional treasury governance with initiatives that enhance Dogecoin’s transactional use and adoption, CleanCore is helping to position DOGE as a trusted reserve asset and a cornerstone of the next generation of digital finance.”

Mr. Adams continued, “Our financial results during the quarter reflect several one-time expenses related to our treasury strategy transaction, while our core business experienced growth and cash flow on a stand-alone basis. Going forward, we will continue to invest in our DOGE portfolio and maintain discipline in our core operating business.”

Fiscal Q1 2026 Financial Results & Treasury Update:

●	Q1 2026 revenue was $0.9 million, compared to $0.4 million in September 30, 2024 (“Q1 2025”).

●	Q1 2026 gross profit was $0.5 million, or 59% of revenue, compared to $0.2 million, or 51% of revenue, in Q1 2025.

●	Q1 2026 G&A expenses were $8.6 million, compared to $0.9 million in Q1 2025.

●	Cash and cash equivalents totaled $12.9 million as of September 30, 2025.

●	Digital asset treasury includes total Dogecoin Holdings of over 733.1 million, as of November 12, 2025, 5:00 p.m. ET.

Recent Business Highlights:

●	Closed a US$175 million private placement to fund the formation of the official Dogecoin treasury strategy in partnership with House of Doge.

●	Appointed a new Chief Investment Officer and two new Board members to lead the digital asset strategy.

Financial Results:

Revenue for the three months ended September 30, 2025 was approximately $0.9 million compared to approximately $0.4 million for the three months ended September 30, 2024.

General and administrative expenses increased to approximately $8.6 million for the three months ended September 30, 2025, compared to approximately $0.9 million for the three months ended September 30, 2024. This increase was primarily related to an increase in professional and consulting fees, stock-related compensation, salaries for new employees, and director and officer insurance.

Net loss for the three months ended September 30, 2025 was approximately $13.4 million compared to approximately $0.9 million for the three months ended September 30, 2024. Net loss for the quarter ending September 30, 2025 included non-cash stock compensation of approximately $1.2 million, as compared to non-cash stock compensation of approximately $0.2 for the three months ended September 30, 2024.

As at September 30, 2025 the Company’s digital asset holdings included 703,617,752 Dogecoin with a carrying fair value of $163,852,717.

The Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2025 is scheduled to be filed with the U.S. Securities and Exchange Commission today. The Form 10-Q will also be available on the Company’s website.

About CleanCore Solutions, Inc.

CleanCore Solutions, Inc. (NYSE American: ZONE) is dedicated to revolutionizing cleaning and disinfection practices by harnessing the power of its patented aqueous ozone technology. The Company’s mission is to empower its customers with cost-effective, sustainable solutions that surpass traditional cleaning methods. Through innovation and commitment to excellence, CleanCore strives to create a healthier, greener future for generations to come. For more information, please visit https://www.cleancoresol.com/.

Forward Looking Statements

This press release contains information about our views of future expectations, plans, and prospects with respect to CleanCore’s business, financial condition, and results of operations that constitute or may constitute forward-looking statements. Any and all forward-looking statements are based on the management’s beliefs, assumptions, and expectations of CleanCore’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although CleanCore believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. CleanCore does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause CleanCore’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in CleanCore’s filings with the Securities and Exchange Commission.

Investor Relations:

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: CleanCore@KCSA.com

Tel: (212) 896-1254